Exhibit 99.1

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

August 3, 2005	For More Information Contact Mark D. Curtis, Senior Vice President and Treasurer (516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES

SIX MONTH AND SECOND QUARTER EARNINGS

Glen Head, New York, August 3, 2005 – For the first six months of 2005 the Corporation earned $1.50 per share, an increase of 4% over the $1.44 earned for the same period last year. For the second quarter of 2005, the Corporation earned $.74 per share versus $.73 for the same quarter last year.

During the twelve months ended June 30, 2005, the Corporation experienced a good degree of success with its share repurchase program in that it was able to purchase 209,879 shares, representing approximately 5% of the total shares outstanding at the beginning of the period. Although the amount expended for these share repurchases reduced the funds available for investments and loans, the repurchases are estimated to have contributed five cents to the earnings per share growth when comparing the first six months of 2005 to the same period last year.

Thus far this year earnings have been positively impacted by loan growth, particularly in commercial mortgages and home equity loans, and continued but modest growth in checking balances. Commercial mortgage balances grew by 10.3% during the first six months of 2005, while home equity products grew by 15.2%. The Bank attributes the loan growth to the relatively low interest rate environment, carefully designed calling programs, more assertive direct advertising, and a change in lending philosophy. In a measured and disciplined manner, management is working to increase the Bank’s loan to deposit ratio and thereby enhance its earnings prospects. Credit quality remains excellent.

Despite the growth in loans and deposits, the Corporation’s earnings continue to be challenged by the interest rate environment. While short-term interest rates have increased by 225 basis points over the last twelve months, intermediate-term interest rates have remained relatively stable and longer-term interest rates have actually declined. This flattening of the yield curve caused the Corporation’s cost of deposits to increase while at the same time provided limited opportunity to reinvest cash flows from intermediate and longer-term loans and securities at similar or higher rates. Along with the challenging interest rate environment, competition in the Bank’s market area has increased, and to some alternatives to bank deposit products have become more attractive.

Earnings for the six and three month periods ended June 30, 2005 were also impacted by the second quarter severance payment of $575,000 to the Corporation’s former Chairman. The impact of this payment was largely offset by a real estate tax recovery of $333,000, most of which was recorded in the first quarter, and the second quarter termination of a retiree insurance benefit resulting in the reversal of a $193,000 liability. In addition, second quarter earnings were helped by net gains on sales of securities of $153,000.

The Corporation continues to explore potential new branch locations and product offerings and is scheduled to open a full service branch in Merrick, New York later this year. We are very enthusiastic about this new branch opening and look forward to expanding our market presence on Long Island’s south shore in the future. We strongly believe that being the bank “Where Everyone Knows Your Name” distinguishes us from the competition and should enable us to continue to grow our franchise and enhance long-term value for our shareholders.

BALANCE SHEET INFORMATION

	6/30/05	12/31/04
	(in thousands)
Total Assets	$988,754	$917,778
Net Loans	359,797	339,629
Investment Securities	567,815	532,113
Checking Deposits	308,635	298,049
Savings and Time Deposits	503,104	473,201
Total Stockholders' Equity	91,314	90,240

INCOME STATEMENT INFORMATION

	Six Months Ended		Three Months Ended
	6/30/05	6/30/04	6/30/05	6/30/04
	(in thousands)

Net Interest Income	$17,193	$17,332	$8,727	$8,767
Provision For Loan Losses	326	200	176	100

Net Interest Income After Loan Loss Provision	16,867	17,132	8,551	8,667

Noninterest Income	3,492	3,130	1,803	1,571
Noninterest Expense	12,882	12,140	6,657	6,109

Income Before Income Taxes	7,477	8,122	3,697	4,129
Income Tax Expense	1,468	2,086	730	1,067

Net Income	$6,009	$6,036	$2,967	$3,062

Earnings Per Share:
Basic	$1.52	$1.47	$.75	$.74
Diluted	$1.50	$1.44	$.74	$.73

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward looking statements. In addition, the Corporation assumes no duty to update forward-looking statements

For more detailed financial information please see the Corporation’s Form 10-Q for the quarterly period ended June 30, 2005. The Form 10-Q will be available on or before August 9, 2005 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-Q by going to our website at www.fnbli.com and clicking on “About Us”, then clicking on “SEC Filings”, and then clicking on “Corporate SEC Filings.”